EXHIBIT 99.1

NEWS RELEASE
Ducommun Reports Results for the
First Quarter Ended March 31, 2018
Record Backlog; Restructuring on Track; Acquisition of Certified Thermoplastics Complete
SANTA ANA, California (May 10, 2018) – Ducommun Incorporated (NYSE:DCO) (“Ducommun” or the “Company”) today reported results for its first quarter ended March 31, 2018.
First Quarter 2018 Highlights*

•	Revenue of $150.5 million

•	Net income of $2.6 million, or $0.22 per diluted share

•	Adjusted net income of $2.9 million, or $0.25 per diluted share

•	Adjusted EBITDA of $14.5 million

•	Backlog of $820 million

•	Completed the acquisition of Certified Thermoplastics Co., LLC after quarter end
“I’m pleased to report that we had another good quarter of progress at Ducommun as we position the Company for greater growth and higher margins through the rest of this year,” said Stephen G. Oswald, chairman, president and chief executive officer. “We are seeing meaningful change in many areas of our operations and booked $2.2 million of restructuring charges during the period, primarily impacting our structures operations. Overall, we remain on track to reduce about 17% of our total footprint going forward. We also continued to reduce costs through a leaner organization and are confident of achieving approximately $14 million of annualized savings by the start of 2019. A visible highlight of our efforts is already being realized as the structures’ segment margins increased 100 basis points sequentially from the fourth quarter, on an adjusted basis, and I am expecting further gains as we drive excellence in that area along with the rest of the Company this year.
“Even while implementing major changes and significant cost-saving initiatives, our high level of dedication, service and teamwork has prevented any major customer or organizational disruptions. In fact, we again hit a record backlog this quarter -- now nearly $820 million -- reflecting growth across nearly all aspects of the Company’s markets and customer segments. We also generated over $10 million of operating cash flow and, in April, completed the acquisition of Certified Thermoplastics, a cutting-edge supplier of engineered resins, compounds and alloys. Due to the ongoing strong demand trends within the commercial aerospace industry and greater visibility in Washington with regard to defense spending, we are very confident that Ducommun is on the right path to higher financial performance.”
*All financial statements in this report (and henceforth) recognize the implementation of the FASB Accounting Standards Codification Topic 606 (“ASC 606”), covering policies on revenue recognition. In some instances herein a reference is made to the prior ASC, Topic 605 (“ASC 605”), for comparative purposes. Please see the non-GAAP measures starting on page 8 herein and the Company’s Annual Report on Form 10-K and Form 10-Q filings with the Securities and Exchange Commission for further description of this change.
First Quarter Results
Net revenue for the first quarter of 2018 was $150.5 million compared to $136.3 million for the first quarter of 2017. The year-over-year increase was primarily due to the following:

•
$14.1 million higher revenue in the Company’s commercial aerospace end-use markets: $5.8 million of the increase was related to the adoption of ASC 606 with the remaining mainly due to increased build rates which favorably impacted the Company’s large aircraft platforms; and

•
$2.9 million higher revenue in the Company’s military and space end-use markets: $6.5 million of the increase was related to the adoption of ASC 606 with the remaining decrease mainly due to shipment timing; partially offset by

•	$2.8 million lower revenue in the Company’s industrial end-use markets: $0.4 million of the decrease was related to the adoption of ASC 606.
Net income for the first quarter of 2018 was $2.6 million, or $0.22 per diluted share, compared to $2.1 million, or $0.18 per diluted share, for the first quarter of 2017. The year-over-year increase was primarily due to the following:

•	$1.8 million of higher gross profit mainly due to higher revenue;

•	$1.5 million of lower selling, general and administrative expenses; and

•	$0.6 million of lower income tax expense; partially offset by

•	$2.2 million of higher restructuring charges; and

•	$1.2 million of higher interest expense.
Gross profit for the first quarter of 2018 was $26.8 million, or 17.8% of revenue compared to gross profit of $25.0 million, or 18.3% of revenue, for the first quarter of 2017 (0.2% of the decrease was due to the adoption of ASC 606). The remaining decrease in gross margin percentage year-over-year was primarily due to higher other manufacturing costs, partially offset by higher manufacturing volume.
Operating income for the first quarter of 2018 was $5.3 million, or 3.5% of revenue, compared to $4.3 million, or 3.1% of revenue, in the comparable period last year. The 23.6% year-over-year increase was primarily due to higher revenue, partially offset by restructuring charges.
Interest expense for the first quarter of 2018 was $2.9 million compared to $1.7 million in the comparable period of 2017. The year-over-year increase was primarily due to a higher outstanding balance on the revolving credit facility, mainly due to the acquisition of Lightning Diversion Systems, LLC during the third quarter of 2017 and higher interest rates.
Adjusted EBITDA for the first quarter of 2018 was $14.5 million, or 9.6% of revenue, compared to $11.9 million, or 8.7% of revenue, for the comparable period in 2017, an increase of 22.3%.
During the first quarter of 2018, the Company generated $10.3 million of cash flow from operations compared to $13.2 million during the first quarter of 2017.
The Company’s backlog as of March 31, 2018 was $820 million compared to $726 million as of December 31, 2017, an increase of 12.8%.
Electronic Systems
Electronic Systems segment net revenue for the current-year first quarter was $82.4 million, compared to $78.7 million for the first quarter of 2017. The year-over-year increase was primarily due to the following:

•
$5.6 million higher revenue within the Company’s military and space end-use markets: $6.1 million of the increase was related to the adoption of ASC 606 with the remaining decrease mainly due to shipment timing; and

•	$0.9 million higher revenue within the Company’s commercial aerospace end-use markets: $0.8 million of the increase was related to the adoption of ASC 606; partially offset by

•	$2.8 million lower revenue within the Company's Industrial end-use markets: $0.4 million of the decrease was related to the adoption of ASC 606.
Electronic Systems’ segment operating income was $5.7 million, or 7.0% of revenue, for the first quarter of 2018 compared to $7.1 million, or 9.0% of revenue, for the comparable quarter in 2017. The year-over-year decrease was primarily due to unfavorable product mix, restructuring charges, higher other manufacturing costs, partially offset by favorable manufacturing volume.
Structural Systems
Structural Systems segment net revenue for the current-year first quarter was $68.0 million, compared to $57.6 million for the first quarter of 2017. The year-over-year increase was primarily due to the following:

•
$13.2 million higher revenue within the Company’s commercial aerospace end-use markets: $5.1 million of the increase was related to the adoption of ASC 606 with the remaining mainly due to increased build rates which favorably impacted the Company’s large aircraft platforms; partially offset by

•	$2.7 million lower revenue within the Company’s military and space end-use markets: $0.5 million increase was related to the adoption of ASC 606 with the remaining mainly due to shipment timing.
Structural Systems segment operating income for the current-year first quarter was $4.4 million, or 6.5% of revenue, compared to $2.8 million, or 4.8% of revenue, for the first quarter of 2017. The year-over-year increase of $1.6 million was primarily due to higher manufacturing volume, favorable product mix, and cost reductions, partially offset by restructuring charges.
Corporate General and Administrative (“CG&A”) Expenses
CG&A expenses for the first quarter of 2018 were $4.9 million, or 3.2% of total Company revenue, compared to $5.6 million, or 4.1% of total Company revenue, for the comparable quarter in the prior year, a 12.5% decrease. The year-over-year decrease was primarily due to lower compensation and benefit costs as a result of the restructuring activities of $1.4 million, partially offset by higher professional services fees of $0.5 million.
Conference Call
A teleconference hosted by Stephen G. Oswald, the Company’s chairman, president, and chief executive officer, and Douglas L. Groves, the Company’s vice president, chief financial officer and treasurer, will be held today, May 10, 2018 at 2:00 p.m. PT (5:00 p.m. ET) to review these financial results. To participate in the teleconference, please call 844-239-5278 (international 574-990-1017) approximately ten minutes prior to the conference time. The participant passcode is 1979663. Mr. Oswald and Mr. Groves will be speaking on behalf of the Company and anticipate the call (including Q&A) to last approximately 45 minutes.
This call is being webcast and can be accessed directly at the Ducommun website at www.ducommun.com. Conference call replay will be available after that time at the same link or by dialing 855-859-2056, passcode 1979663.
About Ducommun Incorporated
Ducommun Incorporated delivers value-added innovative manufacturing solutions to customers in the aerospace, defense and industrial markets. Founded in 1849, the Company specializes in two core areas - Electronic Systems and Structural Systems - to produce complex products and components for commercial aircraft platforms, mission-critical military and space programs, and sophisticated industrial applications. For more information, visit www.ducommun.com.
Forward Looking Statements
This press release and any attachments include “forward-looking statements,” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, in particular, earnings guidance, the Company’s restructuring plan and any statements about the Company’s plans, strategies and prospects. The Company generally uses the words “may,” “will,” “could,” “expect,” “anticipate,” “believe,” “estimate,” “plan,” “intend” and similar expressions in this press release and any attachments to identify forward-looking statements. The Company bases these forward-looking statements on its current views with respect to future events and financial performance. Actual results could differ materially from those projected in the forward-looking statements. These forward-looking statements are subject to risks, uncertainties and assumptions, including, among other things: whether the anticipated pre-tax restructuring charges will be sufficient to address all anticipated restructuring costs, including related to employee separation, facilities consolidation, inventory write-down and other asset impairments; whether the expected cost savings from the restructuring will ultimately be obtained in the amount and during the period anticipated; whether the restructuring in the affected areas will be sufficient to build a more cost efficient, focused, higher margin enterprise with higher returns for the Company's shareholders; the impact of the Company’s debt service obligations and restrictive debt covenants; the Company’s end-use markets are cyclical; the

Company depends upon a selected base of industries and customers; a significant portion of the Company’s business depends upon U.S. Government defense spending; the Company is subject to extensive regulation and audit by the Defense Contract Audit Agency; contracts with some of the Company’s customers contain provisions which give the its customers a variety of rights that are unfavorable to the Company; further consolidation in the aerospace industry could adversely affect the Company’s business and financial results; the Company’s ability to successfully make acquisitions, including its ability to successfully integrate, operate or realize the projected benefits of such businesses; the Company relies on its suppliers to meet the quality and delivery expectations of its customers; the Company uses estimates when bidding on fixed-price contracts which estimates could change and result in adverse effects on its financial results; the impact of existing and future laws and regulations; the impact of existing and future accounting standards and tax rules and regulations; environmental liabilities could adversely affect the Company’s financial results; cyber security attacks, internal system or service failures may adversely impact the Company’s business and operations; and other risks and uncertainties, including those detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission. You should not put undue reliance on any forward-looking statements. You should understand that many important factors, including those discussed herein, could cause the Company’s results to differ materially from those expressed or suggested in any forward-looking statement. Except as required by law, the Company does not undertake any obligation to update or revise these forward-looking statements to reflect new information or events or circumstances that occur after the date of this news release or to reflect the occurrence of unanticipated events or otherwise. Readers are advised to review the Company’s filings with the Securities and Exchange Commission (which are available from the SEC’s EDGAR database at www.sec.gov, at various SEC reference facilities in the United States and through the Company’s website).
Note Regarding Non-GAAP Financial Information
This release contains non-GAAP financial measures, including Adjusted EBITDA (which excludes interest expense, income tax [benefit] expense, depreciation, amortization, stock-based compensation expense, and restructuring charges).
The Company believes the presentation of these non-GAAP measures provide important supplemental information to management and investors regarding financial and business trends relating to its financial condition and results of operations. The Company’s management uses these non-GAAP financial measures along with the most directly comparable GAAP financial measures in evaluating the Company’s actual and forecasted operating performance, capital resources and cash flow. The non-GAAP financial information presented herein should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. The Company discloses different non-GAAP financial measures in order to provide greater transparency and to help the Company’s investors to more meaningfully evaluate and compare Ducommun’s results to its previously reported results. The non-GAAP financial measures that the Company uses may not be comparable to similarly titled financial measures used by other companies. We define backlog as potential revenue and is based on customer placed purchase orders and long-term agreements (“LTAs”) with firm fixed price and firm delivery dates of 24 months or less. The majority of the LTAs do not meet the definition of a contract under ASC 606 and thus, the backlog amount disclosed herein is greater than the backlog amount disclosed under ASC 606. Backlog is subject to delivery delays or program cancellations, which are beyond our control. Backlog is affected by timing differences in the placement of customer orders and tends to be concentrated in several programs to a greater extent than our net revenues. Backlog in industrial markets tends to be of a shorter duration and is generally fulfilled within a three month period. As a result of these factors, trends in our overall level of backlog may not be indicative of trends in our future net revenues.
CONTACTS:

Douglas L. Groves, Vice President, Chief Financial Officer and Treasurer, 657.335.3665
Chris Witty, Investor Relations, 646.438.9385, cwitty@darrowir.com
[Financial Tables Follow]

DUCOMMUN INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	March 31, 2018	December 31, 2017
Assets
Current Assets
Cash and cash equivalents	$1,797	$2,150
Accounts receivable, net	64,915	74,064
Contract assets	78,163	—
Inventories	85,932	122,161
Production cost of contracts	11,181	11,204
Other current assets	12,503	11,435
Total Current Assets	254,491	221,014
Property and equipment, Net	110,031	110,252
Goodwill	117,435	117,435
Intangibles, net	112,154	114,693
Non-current deferred income taxes	147	261
Other assets	3,311	3,098
Total Assets	$597,569	$566,753
Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$65,042	$51,907
Contract liabilities	15,723	—
Accrued liabilities	22,469	28,329
Total Current Liabilities	103,234	80,236
Long-term debt, less current portion	209,710	216,055
Non-current deferred income taxes	15,775	15,981
Other long-term liabilities	21,543	18,898
Total Liabilities	350,262	331,170
Commitments and contingencies
Shareholders’ Equity
Common stock	114	113
Additional paid-in capital	80,523	80,223
Retained earnings	173,652	161,364
Accumulated other comprehensive loss	(6,982)	(6,117)
Total Shareholders’ Equity	247,307	235,583
Total Liabilities and Shareholders’ Equity	$597,569	$566,753

DUCOMMUN INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended
	March 31, 2018	April 1, 2017
Net Revenues	$150,455	$136,297
Cost of Sales	123,700	111,292
Gross Profit	26,755	25,005
Selling, General and Administrative Expenses	19,326	20,753
Restructuring Charges	2,173	—
Operating Income	5,256	4,252
Interest Expense	(2,899)	(1,745)
Income Before Taxes	2,357	2,507
Income Tax (Benefit) Expense	(243)	392
Net Income	$2,600	$2,115
Earnings Per Share
Basic earnings per share	$0.23	$0.19
Diluted earnings per share	$0.22	$0.18
Weighted-Average Number of Common Shares Outstanding
Basic	11,346	11,208
Diluted	11,613	11,495

Gross Profit %	17.8%	18.3%
SG&A %	12.8%	15.2%
Operating Income %	3.5%	3.1%
Net Income %	1.7%	1.6%
Effective Tax (Benefit) Rate	(10.3)%	15.6%

DUCOMMUN INCORPORATED AND SUBSIDIARIES
BUSINESS SEGMENT PERFORMANCE
(Unaudited)
(In thousands)

	Three Months Ended
	% Change	March 31, 2018	April 1, 2017	% of Net Revenues 2018	% of Net Revenues 2017
Net Revenues
Structural Systems	18.2%	$68,046	$57,575	45.2%	42.2%
Electronic Systems	4.7%	82,409	78,722	54.8%	57.8%
Total Net Revenues	10.4%	$150,455	$136,297	100.0%	100.0%
Segment Operating Income
Structural Systems		$4,391	$2,784	6.5%	4.8%
Electronic Systems		5,744	7,104	7.0%	9.0%
		10,135	9,888
Corporate General and Administrative Expenses (1)		(4,879)	(5,636)	(3.2)%	(4.1)%
Total Operating Income		$5,256	$4,252	3.5%	3.1%
Adjusted EBITDA
Structural Systems
Operating Income		$4,391	$2,784
Depreciation and Amortization		2,316	2,352
Restructuring Charges		1,526	—
		8,233	5,136	12.1%	8.9%
Electronic Systems
Operating Income		5,744	7,104
Depreciation and Amortization		3,632	3,423
Restructuring Charges		520	—
		9,896	10,527	12.0%	13.4%
Corporate General and Administrative Expenses (1)
Operating loss		(4,879)	(5,636)
Depreciation and Amortization		33	7
Stock-Based Compensation Expense		1,090	1,822
Restructuring Charges		127	—
		(3,629)	(3,807)
Adjusted EBITDA		$14,500	$11,856	9.6%	8.7%
Capital Expenditures
Structural Systems		$1,529	$5,188
Electronic Systems		2,734	1,433
Corporate Administration		—	—
Total Capital Expenditures		$4,263	$6,621

(1)	Includes costs not allocated to either the Structural Systems or Electronic Systems operating segments.

DUCOMMUN INCORPORATED AND SUBSIDIARIES
GAAP TO NON-GAAP REVENUE AND OPERATING INCOME RECONCILIATION
(Unaudited)
(In thousands)

	Three Months Ended
GAAP To Non-GAAP Net Revenues	March 31, 2018	April 1, 2017
Total Ducommun Net Revenues	$150,455	$136,297
Effect of Adoption of ASC 606	(11,997)	—
Adjusted Total Ducommun Net Revenues	$138,458	$136,297

Structural Systems Net Revenues	$68,046	$57,575
Effect of Adoption of ASC 606	(5,560)	—
Adjusted Structural Systems Net Revenues	$62,486	$57,575

Electronic Systems Net Revenues	$82,409	$78,722
Effect of Adoption of ASC 606	(6,437)	—
Adjusted Electronic Systems Net Revenues	$75,972	$78,722

	Three Months Ended
GAAP To Non-GAAP Operating Income	March 31, 2018	April 1, 2017	% of Net Revenues 2018	% of Net Revenues 2017
GAAP Operating income	$5,256	$4,252

GAAP Operating income - Structural Systems	$4,391	$2,784
Adjustments:
Effect of Adoption of ASC 606	(2,298)	—
Restructuring charges	1,526	—
Adjusted operating income - Structural Systems	3,619	2,784	5.8%	4.8%

GAAP Operating income - Electronic Systems	5,744	7,104
Adjustments:
Effect of Adoption of ASC 606	504	—
Restructuring charges	520	—
Adjusted operating income - Electronic Systems	6,768	7,104	8.9%	9.0%

GAAP Operating loss - Corporate	(4,879)	(5,636)
Adjustment:
Restructuring charges	127	—
Adjusted operating loss - Corporate	(4,752)	(5,636)
Total adjustments	$379	$—
Adjusted operating income	$5,635	$4,252	4.1%	3.1%

DUCOMMUN INCORPORATED AND SUBSIDIARIES
GAAP TO NON-GAAP EARNINGS AND EARNINGS PER SHARE RECONCILIATION
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended
GAAP To Non-GAAP Earnings	March 31, 2018	April 1, 2017
GAAP Net income	$2,600	$2,115
Adjustments:
Effect of Adoption of ASC 606 (1)(2)	(1,489)	—
Restructuring charges (2)	1,804	—
Total adjustments	315	—
Adjusted net income	$2,915	$2,115

	Three Months Ended
GAAP Earnings Per Share To Non-GAAP Earnings Per Share	March 31, 2018	April 1, 2017
GAAP Diluted Earnings Per Share (“EPS”)	$0.22	$0.18
Adjustments:
Effect of Adoption of ASC 606 (1)(2)	(0.13)	—
Restructuring charges (2)	0.16	—
Total adjustments	0.03	—
Adjusted Diluted EPS	$0.25	$0.18

Shares used for adjusted diluted EPS	11,613	11,495

(1)	Net impact of Adoption of ASC 606.

(2)	Includes effective tax rate of 17.0% for 2018 adjustments.

DUCOMMUN INCORPORATED AND SUBSIDIARIES
NON-GAAP BACKLOG BY REPORTING SEGMENT
(Unaudited)
(In thousands)

	(In thousands)
	March 31, 2018	December 31, 2017
Consolidated Ducommun
Military and space
Defense electronics	$245,773	$216,508
Defense structures	73,183	60,921
Commercial aerospace	469,630	417,981
Industrial	31,177	31,068
Total	$819,763	$726,478
Structural Systems
Military and space (defense structures)	$73,183	$60,921
Commercial aerospace	408,526	361,586
Total	$481,709	$422,507
Electronic Systems
Military and space (defense electronics)	$245,773	$216,508
Commercial aerospace	61,104	56,395
Industrial	31,177	31,068
Total	$338,054	$303,971